EXHIBIT 11

CONSENT OF INDEPENDENT AUDITORS


The Metropolitan West Funds:

We consent to (a) the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-18737 on Form N-1A of our report on the statements of assets and liabilities of the Metropolitan West Total Return Bond Fund and the Low Duration Bond Fund (the "Funds") of the Metropolitan West Funds (the "Trust") as of March 27, 1997 dated March 27, 1997 appearing in Part B, the Statement of Additional Information of such Registation Statement, (b) the reference to us under the heading "General Information" in the Prospectus which is part of such Registration Statement, and (c) the reference to us under the heading "Other Information" in Part B, the Statement of Additional information of such Registration Statement.


DELOITTE & TOUCHE  LLP


Los Angeles, California
March 28, 1997